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Freeport-McMoRan Announces
Agreement to Sell Eagle Ford Interests for $3.1 Billion

PHOENIX, AZ, May 7, 2014 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its oil and gas subsidiary, Freeport-McMoRan Oil & Gas (FM O&G), has entered into a definitive purchase and sale agreement to sell its Eagle Ford Shale assets for $3.1 billion to a subsidiary of Encana Corporation (Encana) (TSX, NYSE: ECA). FCX estimates after tax net proceeds from the transaction of approximately $2.5 billion. Approximately half of the proceeds will be used to repay outstanding indebtedness and the balance is expected to be used for investments in additional assets in the Deepwater Gulf of Mexico to accelerate the company’s growth initiatives.

James R. Moffett, Chairman of the Board; Richard C. Adkerson, Vice Chairman, and FCX President and Chief Executive Officer; and James C. Flores, Vice Chairman, and FM O&G President and Chief Executive Officer, said, “This transaction represents an important step in our ongoing debt reduction plan while providing additional capital to enhance our portfolio of assets with superior margins and growth characteristics.”

Mr. Flores continued: “Our team built a solid position in the Eagle Ford which will enable Encana to build on our success. The transaction is part of our plan to monetize approximately $4 billion in energy assets to provide meaningful proceeds for debt repayment while enabling us to refocus our asset base and capital allocation on our strategic growth areas in the Gulf of Mexico, which we believe provide industry leading margins, high impact long-term growth opportunities and superior investment returns.”

The Eagle Ford assets include all of FM O&G’s interests on approximately 45,500 net acres with estimated net proved reserves totaling 59 million barrels of oil equivalents (BOE) and estimated net proved and probable reserves of 69 million BOE at year-end 2013. Production from the field averaged 53,000 BOE per day in the first quarter of 2014.
The transaction effective date is April 1, 2014 and is expected to close by the end of the second quarter of 2014, subject to customary closing conditions and purchase price adjustments from the effective date until closing.
No gain or loss is expected to be recorded on the transaction.
Barclays Capital Inc. provided financial advisory services to FM O&G in connection with this transaction.
FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world's largest publicly traded copper producer.
FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci

Freeport-McMoRan                                      1

minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the Democratic Republic of Congo; and significant oil and natural gas assets in North America, including reserves in the Deepwater GOM, onshore and offshore California and in the Eagle Ford and Haynesville shale plays, and an industry-leading position in the emerging shallow water Inboard Lower Tertiary/Cretaceous natural gas trend on the Shelf of the GOM and onshore in South Louisiana. Additional information about FCX is available on FCX's website at "www.fcx.com."

Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as expectations relating to completion of the pending transaction. The words “anticipates,” “may,” “can,” “plans,” “believes,” "potential," “estimates,” “expects,” “projects”, "targets," “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements. FCX cautions readers that forward-looking statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include the ability of the parties to satisfy customary closing conditions and consummate the proposed transaction and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission.
Investors are cautioned that many of the assumptions on which FCX's forward-looking statements are based are likely to change after its forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may or may not be able to control. Further, FCX may make changes to its business plans that could or will affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in FCX's assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.

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Freeport-McMoRan                                      2